Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
Record Third Quarter Results

Third quarter 2013 net income(1) per diluted share was $1.86

Operating earnings per diluted share grew 45 percent to an all-time high of $1.91

Third quarter 2013 return on equity excluding AOCI was 18.2 percent
Operating return on equity excluding AOCI was a record 19.4 percent

MINNEAPOLIS – October 29, 2013 – Ameriprise Financial, Inc. (NYSE: AMP) today reported record third quarter 2013 results. Net income(1) in the quarter was $381 million, or $1.86 per diluted share, up from $174 million, or $0.79 per diluted share, a year ago. Operating earnings increased 36 percent to a record $392 million compared to $289 million a year ago, and operating earnings per diluted share increased 45 percent to $1.91.

Operating net revenues increased 7 percent to $2.7 billion. Adjusting for the exit of bank operations last year, revenues were up 8 percent. Revenue growth was driven by robust client net inflows, increased client activity and market appreciation. Higher asset levels and improved advisor productivity more than offset the impact of low interest rates.

Operating expenses increased 1 percent to $2.1 billion reflecting increased volume-related distribution expense offset by lower amortization of deferred acquisition costs (DAC) from the company’s annual review of insurance and annuity valuation assumptions and modeling changes (unlocking). The company’s ongoing expense discipline resulted in general and administrative expenses remaining essentially flat compared to a year ago even after normalizing for former banking operations.

Operating earnings growth was strong and reflected fee-based business growth and ongoing expense discipline. In addition, operating earnings included a non-cash benefit from unlocking in the current period compared to an unfavorable unlocking impact a year ago.

Return on shareholders’ equity excluding accumulated other comprehensive income (AOCI) was 18.2 percent for the 12 months ended September 30, 2013. Operating return on equity excluding AOCI reached a record 19.4 percent at quarter end, a 400 basis point increase from a year ago.

The company continues to return capital to shareholders while maintaining a strong financial foundation. In the quarter, a total of $475 million was returned to shareholders through share repurchases and dividends. During the past four quarters,129 percent of operating earnings was returned to shareholders.

“We had an excellent quarter with strong growth in revenue and record operating earnings,” said Jim Cracchiolo, chairman and chief executive officer. “We are building on the momentum we’ve experienced throughout the year; wealth management is producing strong results and assets under management are up across the firm.”

“With our financial strength and ability to generate free cash flow, we continue to invest in products, services and capabilities for our clients and advisors while returning significant capital to shareholders through share repurchases and dividends.  And we’re increasing return on equity, which is now above 19 percent – a record high for Ameriprise.”

(1)       Net income represents net income from continuing operations attributable to Ameriprise Financial.

Third Quarter 2013 Summary

In the third quarter of the year, the company conducts its annual review of insurance and annuity valuation assumptions relative to current experience and management expectations. To the extent that expectations change as a result of this review, the company updates valuation assumptions and the impact is reflected as part of annual unlocking. With regard to operating earnings, unlocking benefitted third quarter 2013 results by $32 million after-tax compared to an unfavorable $48 million after-tax impact a year ago. The current quarter benefit primarily reflected the impact of expected higher interest rates and changes in assumed policyholder behavior.

Ameriprise Financial, Inc.

Third Quarter Summary

	Quarter Ended September 30,		% Better/	Per Diluted Share Quarter Ended September 30,		% Better/
(in millions, except per share amounts, unaudited)	2013	2012	(Worse)	2013	2012	(Worse)
Net income from continuing operations attributable to Ameriprise Financial	$381	$174	NM	$1.86	$0.79	NM
Adjustments, net of tax (1)
(see reconciliation on p. 12)	11	115		0.05	0.53
Operating earnings	$392	$289	36%	$1.91	$1.32	45%

Weighted average common shares outstanding:
Basic	201.3	215.0
Diluted	205.1	219.1

(1)   After-tax is calculated using the statutory tax rate of 35%.

NM  Not Meaningful — variance of greater than 100%

The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized gains or losses; integration and restructuring charges; the market impact on variable annuity guaranteed living benefits net of hedges and related DAC and deferred sales inducement costs (DSIC) amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and income or loss from discontinued operations.

Ameriprise Financial, Inc.

Items Included in Operating Earnings

	Quarter Ended September 30,		% Better/	Per Diluted Share Quarter Ended September 30,		% Better/
(in millions, except per share amounts, unaudited)	2013	2012	(Worse)	2013	2012	(Worse)
Annual unlocking, after-tax(1)	$32	$(48)	NM	$0.16	$(0.22)	NM
Market impact on DAC and DSIC, after-tax(1)	$8	$10	(20)%	$0.04	$0.05	(20)%
Auto and home catastrophe losses, after-tax(1)	$(10)	$(3)	NM	$(0.05)	$(0.01)	NM
Former bank-related earnings, after-tax(1)(2)	$—	$10	NM	$—	$0.03	NM
Total	$30	$(31)	NM	$0.15	$(0.15)	NM

(1)   After-tax is calculated using the statutory tax rate of 35%.

(2)   Dollar amounts represent earnings from former bank operations. The per share impact is adjusted to reflect the incremental share repurchases funded with the $375 million of capital freed up from the bank evenly allocated among the four quarters of 2013. The company expects to neutralize the year-over-year EPS impact by year end.

NM  Not Meaningful — variance of greater than 100%

Taxes

The third quarter 2013 operating effective tax rate was 29.0 percent compared to 27.2 percent a year ago. The company estimates that its full-year 2013 operating effective tax rate will be approximately 28 percent.

Third Quarter 2013 Business Highlights

•                  Total assets under management and administration were $735 billion—an 8 percent increase from a year ago driven by Ameriprise advisor client net inflows and market appreciation.

•                  Advice & Wealth Management is delivering strong growth in assets and revenues through the combination of improved advisor productivity and experienced advisor recruiting.

•                  Client assets grew 13 percent to a record $389 billion and total wrap assets increased 19 percent to $144 billion. Wrap net inflows remained strong, increasing 47 percent to $3.0 billion.

•                  Advisor productivity continues to improve with good uptake in key initiatives to support advisors, including the new brokerage technology platform and the adoption of the company’s Confident Retirement approach. For the quarter, operating net revenue per advisor, excluding results from former banking operations, improved 16 percent to $110,000.

•                  Experienced advisor recruiting remained strong, with 86 experienced advisors moving their practices to Ameriprise during the quarter and the recruiting pipeline remains solid.

•                  The company re-launched its award-winning advertising campaign with Tommy Lee Jones, which highlights the firm’s reputation of strength and stability.

•                  Asset Management continues to broaden its global capabilities, maintain strong investment performance and increase AUM.

•                  During the quarter, the company established investment teams from Columbia and Threadneedle in key global asset classes to offer clients greater access to the investment capabilities of both organizations.  Third-party institutional, which is now managed globally, is making good progress.

•                  The company offers a broad portfolio of high-performing funds, including 120 four- and five-star Morningstar-rated funds. Asset Management AUM increased 4 percent to $479 billion, which included $4.3 billion of net outflows in the quarter, driven by anticipated outflows from previously discussed sources.

•                  Annuities and Protection are performing well in a low interest rate environment with good sales growth and strong risk characteristics.

•                  Life and health insurance cash sales grew 20 percent from a year ago, reflecting solid indexed universal life sales and expanded variable universal life sales.

•                  Variable annuity cash sales increased 14 percent from a year ago.

•                  Auto and Home policies in force grew 10 percent.

•                  Ameriprise continues to focus on the strength of its balance sheet and effective capital management.

•                  The company issued $600 million of senior notes in the quarter primarily to retire existing debt.

•                  The company made further enhancements to its effective variable annuity hedging program.

•                  Excess capital remained over $2 billion after the return of $475 million to shareholders during the quarter through share repurchases and dividends.

•                  The company repurchased 4.2 million shares of its common stock in the quarter for $370 million.

Segment Summaries

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Advice & Wealth Management
Net revenues	$1,074	$961	12%
Expenses	921	842	(9)
Pretax operating earnings	$153	$119	29
Pretax operating margin	14.2%	12.4%

Operating results from former banking operations:
Net revenues	$—	$33	NM
General and administrative expense	—	17	NM
Pretax operating earnings	$—	$16	NM

Impact to segment pretax operating margin	—	1.3%

	Quarter Ended September 30,		% Better/
	2013	2012	(Worse)
Retail client assets (billions)	$389	$345	13%
Mutual fund wrap net flows (billions)	$3.0	$2.1	47%
Operating net revenue per branded advisor, excluding former banking operations (thousands)	$110	$95	16%

NM  Not Meaningful — variance of greater than 100%

Advice & Wealth Management pretax operating earnings increased 29 percent to $153 million, reflecting robust revenue growth and expense controls. Earnings growth was particularly strong given $16 million of lower earnings from former banking operations and $18 million of lower earnings from spread narrowing.

Third quarter 2013 pretax operating margin was 14.2 percent compared to 12.4 percent a year ago and 14.1 percent sequentially. Former banking operations contributed 130 basis points to operating margin in the year ago quarter.

Operating net revenues grew 12 percent to $1.1 billion driven by asset growth in fee-based accounts from client inflows and market appreciation, as well as improved client activity.

Operating expenses increased 9 percent to $921 million as business growth resulted in higher distribution expenses. General and administrative expenses declined 3 percent, demonstrating ongoing expense discipline and the impact of ceasing former banking operations.

Total retail client assets grew 13 percent to $389 billion driven by client net inflows, client acquisition and market appreciation. Wrap net inflows increased 47 percent to $3.0 billion, and brokerage cash balances increased to $18.9 billion. The combination of asset growth and strong client activity drove a 16 percent increase in operating net revenue per advisor, excluding results from former banking operations.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2013	2012(1)	(Worse)
Asset Management
Net revenues	$777	$733	6%
Expenses	599	578	(4)
Pretax operating earnings	$178	$155	15

Adjusted net pretax operating margin	40.0%	37.6%

	Quarter Ended September 30,		% Better/
	2013	2012	(Worse)
Total segment AUM(2) (billions)	$479	$461	4%
Columbia Management AUM	$345	$340	1%
Threadneedle AUM	$137	$124	11%

Total segment net flows (billions)	$(4.3)	$(3.5)	(25)%
Retail net flows	$(2.4)	$0.1	NM
Institutional net flows	$(1.7)	$(2.0)	16%
Alternative net flows	$(0.2)	$(1.6)	84%

(1)   Included in 2012 results were $7 million of earnings related to hedge fund redemption performance fees.

(2)   Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s Third Quarter 2013 Statistical Supplement available at ir.ameriprise.com.

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings increased 15 percent to $178 million driven by equity market appreciation and expense management, partially offset by the impact of net outflows.

Third quarter 2013 adjusted net pretax operating margin was 40.0 percent compared to 37.6 percent a year ago and 36.2 percent in the prior quarter.

Operating net revenues grew 6 percent to $777 million, primarily driven by asset growth from market appreciation and a shift to higher fee retail assets at Threadneedle, partially offset by the impact of net outflows.

Operating expenses increased 4 percent to $599 million, reflecting higher distribution expenses from market growth. Overall, expenses remained well controlled, with general and administrative expenses essentially flat.

Assets under management grew 4 percent to $479 billion, reflecting market appreciation, partially offset by $4.3 billion of net outflows in the quarter. Outflows were largely driven by previously identified sources, including legacy insurance mandates, a rebalancing of share with former parent company affiliated distribution, outflows related to a subadvisor, and a share class change in the RIA channel. In addition, flows in the quarter reflected net outflows in fixed income portfolios, consistent with industry trends, which were offset by strong net inflows in U.K. and European retail portfolios and good traction in third-party U.S. institutional mandates.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Annuities
Net revenues	$654	$632	3%
Expenses	435	541	20
Pretax operating earnings	$219	$91	NM

Variable annuity pretax operating earnings	$185	$31	NM
Fixed annuity pretax operating earnings	34	60	(43)%
Total pretax operating earnings	$219	$91	NM

Items included in operating earnings:
Annual unlocking - variable annuities	$61	$(74)	NM
Market impact on DAC and DSIC (mean reversion)	13	14	(7)%
Annual unlocking - fixed annuities	(1)	14	NM
Total annuities impact	$73	$(46)	NM

	Quarter Ended September 30,		% Better/
	2013	2012	(Worse)
Variable annuity ending account balances (billions)	$72.7	$67.5	8%
Variable annuity net flows (millions)	$(154)	$(182)	15%
Fixed annuity ending account balances (billions)	$13.4	$14.0	(4)%
Fixed annuity net flows (millions)	$(218)	$(214)	(2)%

NM Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings in the quarter were $219 million compared to $91 million a year ago, reflecting new business growth and market appreciation, partially offset by fixed annuity spread compression. Unlocking and the market impact on DAC and DSIC in the quarter resulted in a net $73 million benefit in the current period compared to a net $46 million unfavorable impact a year ago. Adjusting for the impact of the noted items in both periods, earnings increased 7 percent despite the impact of low interest rates.

Variable annuity operating earnings were $185 million as equity market appreciation and favorable unlocking offset higher distribution expenses from business growth and market appreciation. The company recently announced product feature and fee changes for its in-force variable annuities with living benefit guarantees to reflect the market environment, including providing policyholders with additional investment options designed to improve volatility management.

Fixed annuity operating earnings were $34 million, down primarily due to $11 million of continued spread compression from low interest rates, partially offset by income accretion related to former bank assets transferred to the insurance company last year. The impact of unlocking was $1 million unfavorable in the current quarter compared to a $14 million benefit a year ago.

Variable annuity account balances grew 8 percent to $73 billion driven by market appreciation, partially offset by net outflows. Variable annuity net outflows in the quarter reflected the closed book of RiverSource annuities previously sold through third parties, partially offset by $88 million of net inflows in the Ameriprise channel. Variable annuity cash sales increased 14 percent from a year ago. Fixed annuity account balances declined 4 percent to $13.4 billion due to ongoing net outflows from low client demand given the interest rate environment.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Protection
Net revenues	$536	$496	8%
Expenses	461	407	(13)
Pretax operating earnings	$75	$89	(16)

Items included in operating earnings:
Market impact on DAC (mean reversion)	$—	$1	NM
Annual unlocking	$(11)	$(13)	15%
Auto and home catastrophe losses	$(15)	$(5)	NM
Total protection impact	$(26)	$(17)	(53)

	Quarter Ended September 30,		% Better/
	2013	2012	(Worse)
Life insurance in force (billions)	$193	$191	1%
VUL/UL ending account balances (billions)	$10.5	$9.8	8%
Auto & home policies in force (thousands)	819	742	10%

NM  Not Meaningful — variance of greater than 100%

Protection pretax operating earnings declined 16 percent to $75 million, primarily from elevated catastrophe losses in the quarter. Unlocking resulted in an $11 million unfavorable impact in the quarter compared to a $13 million unfavorable impact in the year-ago quarter.

Life and health cash sales increased 20 percent to $85 million from growth in indexed universal life insurance and continued improvement in variable universal life insurance sales. Overall claims experience continued to perform well and was within expectations.

Steady growth in auto and home policies continued, up 10 percent compared to a year ago. Catastrophe losses were elevated and totaled $15 million.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Corporate & Other
Net revenues	$(5)	$5	NM
Expenses	68	62	(10)%
Pretax operating loss	$(73)	$(57)	(28)

NM  Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $73 million for the quarter compared to a $57 million loss a year ago. Losses were higher primarily due to how the company accounts for the transfer of former bank assets. At the consolidated Ameriprise level, the bank-related impact in Corporate was offset by the associated incremental accretion income, primarily in the Annuities segment.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future since 1894. With outstanding asset management, advisory and insurance capabilities and a nationwide network of 10,000 financial advisors, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, or to find an Ameriprise financial advisor, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement in this news release regarding the company’s assumption of expected higher interest rates and changes in assumed policyholder behavior;

•                  the statement in this news release that the issuance of $600 million of senior notes will be primarily used to retire existing debt;

•                  the statement in this news release that the company expects its full-year 2013 operating effective tax rate to be approximately 28 percent;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives  the company has completed, is pursuing or may pursue in the future, which may be impacted by  the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2012 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. For information about Ameriprise Financial entities, please refer to the Third Quarter 2013 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended September 30,		Per Diluted Share Quarter Ended September 30,
(in millions, except per share amounts, unaudited)	2013	2012	2013	2012
Net income attributable to Ameriprise Financial	$382	$173	$1.86	$0.79
Less: Income (loss) from discontinued operations, net of tax	1	(1)	—	—
Net income from continuing operations attributable to Ameriprise Financial	381	174	1.86	0.79
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	13	60	0.06	0.28
Add: Market impact on indexed universal life benefits, net of tax(1)	2	—	0.01	—
Add: Integration/restructuring charges, net of tax(1)	—	11	—	0.05
Add: Net realized (gains) losses, net of tax(1)	(4)	44	(0.02)	0.20
Operating earnings	$392	$289	$1.91	$1.32

Weighted average common shares outstanding:
Basic	201.3	215.0
Diluted	205.1	219.1

(1)   Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended September 30,
(in millions, unaudited)	2013	2012
Total net revenues	$2,813	$2,468
Less: CIEs revenue	114	27
Less: Net realized gains (losses)	6	(68)
Less: Market impact on indexed universal life benefits	(2)	—
Less: Integration/restructuring charges	—	(8)
Operating total net revenues	$2,695	$2,517 (1)

(1) Former banking operations contributed $33 million to 2012 operating total net revenues.

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended September 30,
(in millions, unaudited)	2013	2012
Total expenses	$2,211	$2,269
Less: CIEs expenses	47	49
Less: Market impact on variable annuity guaranteed living benefits	21	91
Less: Integration/restructuring charges	—	9
Operating expenses	$2,143	$2,120	(1)

1) Former banking operations contributed $17 million to 2012 operating expenses.

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended September 30,
(in millions, unaudited)	2013	2012
Operating total net revenues	$2,695	$2,517
Operating expenses	2,143	2,120
Pretax operating earnings	$552	$397

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2013
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$602	$552
Less: Pretax income attributable to noncontrolling interests	67	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$535	$552
Income tax provision from continuing operations	$154	$160
Effective tax rate	25.5%	29.0%
Effective tax rate excluding noncontrolling interests	28.7%	29.0%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2012
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$199	$397
Less: Pretax loss attributable to noncontrolling interests	(22)	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$221	$397
Income tax provision from continuing operations	$47	$108
Effective tax rate	23.8%	27.2%
Effective tax rate excluding noncontrolling interests	21.4%	27.2%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended
(in millions, unaudited)	September 30, 2013	September 30, 2012	June 30, 2013
Operating total net revenues	$777	$733	$822
Less: Distribution pass through revenues	224	203	225
Less: Subadvisory and other pass through revenues(1)	96	105	136
Adjusted operating revenues	$457	$425	$461

Pretax operating earnings	$178	$155	$199
Less: Operating net investment income(1)	5	5	41
Add: Amortization of intangibles	10	10	9
Adjusted operating earnings	$183	$160	$167

Adjusted net pretax operating margin	40.0%	37.6%	36.2%

(1)  Includes $30 million related to the gain on the sale of Cofunds in second quarter 2013.

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended September 30,
(in millions, unaudited)	2013	2012
Net income attributable to Ameriprise Financial	$1,427	$876
Less: Income (loss) from discontinued operations, net of tax	—	10
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,427	866
Less: Adjustments (1)	(22)	(320)
Operating earnings	$1,449	$1,186

Total Ameriprise Financial, Inc. shareholders’ equity	$8,775	$9,057
Less: Assets and liabilities held for sale	—	21
Less: Accumulated other comprehensive income, net of tax	955	912
Total Ameriprise Financial, Inc. shareholders’ equity from continuing operations excluding AOCI	7,820	8,124
Less: Equity impacts attributable to the consolidated investment entities	344	406
Operating equity	$7,476	$7,718

Return on equity, excluding AOCI	18.2%	10.7%
Operating return on equity, excluding AOCI (2)	19.4%	15.4%

(1)    Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and integration/restructuring charges.  After-tax is calculated using the statutory tax rate of 35%.

(2)    Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI; the impact of consolidating investment entities; and the assets and liabilities held for sale using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Revenues
Management and financial advice fees	$1,318	$1,191	11%
Distribution fees	441	391	13
Net investment income	491	427	15
Premiums	324	309	5
Other revenues	247	161	53
Total revenues	2,821	2,479	14
Banking and deposit interest expense	8	11	27
Total net revenues	2,813	2,468	14
Expenses
Distribution expenses	757	667	(13)
Interest credited to fixed accounts	204	207	1
Benefits, claims, losses and settlement expenses	492	542	9
Amortization of deferred acquisition costs	(14)	67	NM
Interest and debt expense	68	68	—
General and administrative expense	704	718	2
Total expenses	2,211	2,269	3
Income from continuing operations before income tax provision	602	199	NM
Income tax provision	154	47	NM
Income from continuing operations	448	152	NM
Income (loss) from discontinued operations, net of tax	1	(1)	NM
Net income	449	151	NM
Less: Net income (loss) attributable to noncontrolling interests	67	(22)	NM
Net income attributable to Ameriprise Financial	$382	$173	NM

NM  Not Meaningful — variance of greater than 100%